Exhibit 99.1

MEDTOX ANNOUNCES AGREEMENT TO JOIN LABCORP

ST. PAUL, Minn., June 4, 2012 — MEDTOX Scientific, Inc. (NASDAQ: MTOX), a provider of high quality specialized laboratory testing services and on-site/point-of-collection testing (POCT) devices, today announced that it had entered into a definitive merger agreement with Laboratory Corporation of America® Holdings (NYSE: LH).  Under the terms of the agreement, LabCorp would acquire MEDTOX for a purchase price of $27.00 per share in cash, representing a total enterprise value of approximately $241,000,000.  The board of directors of MEDTOX unanimously approved the agreement and recommended approval of the transaction by MEDTOX’s shareholders.

“This transaction highlights the fundamental value of the MEDTOX brand, the talent and expertise of our team and the quality of our products and testing services,” said Dick Braun, Chairman and Chief Executive Officer of MEDTOX.  “As part of LabCorp with its substantial resources and infrastructure, we expect to accelerate MEDTOX’s profitable growth and provide a stable and sustainable environment for our employees and clients.”

“We are extremely pleased that MEDTOX, a premier forensic and clinical laboratory with a reputation for exceptional quality, dependability and customer service is joining our family,” said David P. King, Chairman and Chief Executive Officer of LabCorp.  “MEDTOX is an industry leader in specialized toxicology testing.  This acquisition provides a strong foundation for growth in this business, as we build and expand LabCorp's Toxicology Center of Excellence and add to the unrivaled assets of the LabCorp Specialty Testing Group.”

The transaction is subject to customary closing conditions including the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and approval by MEDTOX’s stockholders.  The transaction is expected to close in the third quarter of 2012.

Leonard, Street and Deinard is acting as legal advisor and Lazard Middle Market is acting as financial advisor to MEDTOX.

-more-

About MEDTOX

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory testing services and on-site/point-of-collection testing (POCT) devices.  The Company also supports customers with complete logistics, data and program management services.  MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide.  This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials.  MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs-of-abuse and therapeutic drugs, and provides employment drug screening and occupational health testing.  For more information see www.medtox.com.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing.  With annual revenues of $5.5 billion in 2011, over 31,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics.  LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group:  The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, DIANON Systems, Inc., Monogram Biosciences, Inc., Colorado Coagulation, and Endocrine Sciences.  LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division.  LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

Additional Information about the Acquisition

This communication may be deemed to be a solicitation of proxies in respect of the proposed acquisition of MEDTOX by LabCorp.  In connection with the proposed acquisition, MEDTOX intends to file a proxy statement and other relevant materials with the SEC.  Investors and security holders of MEDTOX are urged to read the proxy statement and other relevant materials filed with the SEC when they become available because they will contain important information about the proposed acquisition.  The final proxy statement will be mailed to MEDTOX stockholders.  Investors and stockholders may obtain a free copy of the proxy statement when it becomes available, and other documents filed by MEDTOX, at the SEC's Web site, www.sec.gov.  In addition, these documents (when they are available) can also be obtained by investors and stockholders free of charge from MEDTOX upon written request to MEDTOX Scientific, Inc., 402 West County Road D., St. Paul, MN 55112.

This communication is not a solicitation of a proxy from any security holder of MEDTOX.  However, LabCorp, MEDTOX and certain of their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies from stockholders of MEDTOX in connection with the proposed acquisition.  Information about LabCorp's directors and executive officers may be found in its 2011 Annual Report on Form 10-K filed with the SEC on February 24, 2012, and definitive proxy statement relating to its 2012 Annual Meeting of Stockholders filed with the SEC on March 20, 2012.  Information about MEDTOX's directors and executive officers may be found in its 2011 Annual Report on Form 10-K filed with the SEC on March 8, 2012, and definitive proxy statement relating to its 2012 Annual Meeting of Stockholders filed with the SEC on April 2, 2012.  Additional information regarding the interests of such potential participants in the solicitation of proxies in connection with the merger will be included in the proxy statement and other relevant materials filed with the SEC when they become available.

Forward Looking Statements

Investors are cautioned that statements in this press release that are not strictly historical statements, constitute forward-looking statements.  These statements are based on current expectations, forecasts and assumptions of LabCorp that are subject to risks and uncertainties that could cause actual outcomes and results to differ materially from those statements.  These risks and uncertainties include, among others, the risk that MEDTOX shareholder or regulatory approval may not be obtained; the transaction may not close within the expected timeframe or at all; the transaction may not achieve the anticipated strategic benefits; customers, suppliers, employees or strategic partners may have adverse reactions to the proposed transaction; and the integration of MEDTOX into LabCorp’s business subsequent to the closing of the transaction may not be successful; as well as other factors detailed in LabCorp’s and MEDTOX’s filings with the SEC, including LabCorp’s Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent SEC filings, and MEDTOX’S Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent SEC filings.

Contact:
MEDTOX Scientific, Inc.
Investor Relations
Phone: (877) 715-7236
E-mail: investors@medtox.com
Company Information: www.medtox.com

###